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                                                              EXHIBIT (3)(b)(ii)

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SCHEDULE A - PLATINUM INVESTOR SURVIVOR VARIABLE LIFE
CONTROL DATE - FEBRUARY 1, 2000

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                      CONTRACTS COVERED BY THIS AGREEMENT


                                 POLICY     REGISTRATION FORMS   SEPARATE
CONTRACT NAME                   FORM NOS.      AND NUMBERS        ACCOUNT
-----------------------------   ---------   ------------------   ---------
FLEXIBLE PAYMENT VARIABLE
LIFE INSURANCE POLICIES:

Platinum Investor Survivor        99206       Form  S-6             VL-R
                                              Nos.  811-08561
                                                    333-90787
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SCHEDULE B - PLATINUM INVESTOR SURVIVOR VARIABLE LIFE
CONTROL DATE - FEBRUARY 1, 2000


                   AMERICAN GENERAL SECURITIES INCORPORATED
              AND AMERICAN GENERAL LIFE INSURANCE COMPANY ("AGL")


This Schedule B is made a part of the Selling Group Agreement ("Agreement") to which it is attached. It is subject to the terms and conditions of the Agreement. In no event shall AGL be liable for the payment of any commission with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and appointed prior to the commencement of such solicitation.

1.   COMMISSIONS TO BE PAID TO ASSOCIATED AGENCY

          . 90% of premiums paid in the first Policy year up to the Target Premium;

          . 3% of premiums which are not in excess of the Target Premium, paid in any of Policy years 2 through 10;

          . 3% of premiums which are in excess of the Target Premium, paid in any of Policy years 1 through 10; and

          .  1.5% of all premiums paid in Policy years 11+

          . a trail commission of .20% annual beginning with the 2nd Policy year, of each Policy's accumulation value (reduced by any outstanding loans), in the variable investment options.


2.  TARGET PREMIUM

     The Target Premium is the maximum amount of premium to which the first year commission rate applies. Commissions paid on premiums received in excess of the Target Premium are paid at the excess rate. The Target Premium is an amount calculated in accordance with the method of calculation and rates from the American General Life Target Premium schedules. American General Life may change the Target Premium schedules from time to time. The Target Premium applicable to a particular coverage shall be determined from the schedule in force when the first premium for such coverage is entered as paid in accounting records of AGL.

3.  TRAIL COMMISSIONS; WHEN PAID

     The 0.20% annual trail is calculated on a quarterly basis as 0.05%, and is applied to the entire unloaned accumulation value on each quarterly Policy anniversary. Payment will be made at the end of the calendar quarter immediately following the corresponding quarterly Policy anniversary. For example, for Policies issued February 1, the trail is based on the unloaned accumulation value as of February 1, but is not payable until the calendar quarter ended March 31.
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4.   COMMISSIONS ON INCREASES IN SPECIFIED AMOUNT

     First year commissions will be paid on a portion of the premiums received during the first year following the increase.

     (a) A portion of the premium received is allocated to the increase segment by multiplying the premium received by the ratio of:

          1)  the Target Premium for the increase segment, to

          2)  the total Target Premium.

     (b) First year commissions are paid on the premium allocated to the increase segment up to the Target Premium for the increase.

     (c) Renewal commissions are paid on the portion of the premium allocated to the increase segment in excess of the Target Premium for the increased segment.

     (d) Renewal commissions are paid on the premium received that is not allocated to the increase segment (unless the Policy is still in its first Policy year and the Target Premium for the original Specified Amount has not yet been received).

5.  COMMISSIONS ON DEATH BENEFIT OPTION SWITCHES

     No commissions are paid on changes in Death Benefit Options, either from increasing to level, or from level to increasing.

6.   COMMISSIONS ON RIDERS

     Commissions paid on Riders are:

          . 90% of premiums paid in the first Policy year up to the Target Premium;

          . 3% of premiums which are not in excess of the Target Premium, paid in any of Policy years 2 through 10;

          . 3% of premiums which are in excess of the Target Premium, paid in any of Policy years 1 through 10; and

          .  1.5% of all premiums paid in Policy years 11+
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7.   COMMISSIONS ON SUBSTANDARD RATINGS

     The Substandard Target Premium is equal to the Minimum Annual Premium (MAP) for substandard ratings up to Table 6 plus permanent and temporary flat
     extra premiums of more than seven years.   Aviation extra premiums are
     excluded from the Substandard Target Premium. Commissions paid on substandard rating are:

          . 90% of premiums paid in the first Policy year up to the Target Premium;

          . 3% of premiums which are not in excess of the Target Premium, paid in any of Policy years 2 through 10;

          . 3% of premiums which are in excess of the Target Premium, paid in any of Policy years 1 through 10; and

          .  1.5% of all premiums paid in Policy years 11+

8.  GUIDELINES AND COMMISSIONS ON INTERNAL EXCHANGES

     (a)  AGL INTEREST-SENSITIVE PRODUCTS TO AGL VARIABLE UNIVERSAL LIFE
          PRODUCTS

          AGL Interest-Sensitive products may be exchanged for AGL Variable Universal Life products under the following guidelines:

          (1) No exchanges are allowed during the first 5 Policy years of the AGL Interest-Sensitive product proposed for exchange;

          (2) Surrender charges will be waived for exchanges to a new Platinum Investor Survivor policy as long as the new policy's surrender charges are equal to or greater than the existing policy's surrender charges;

          (3) No commission will be earned on the initial exchange of any AGL Interest-Sensitive policy for an AGL VUL policy; however, the cash value may be applied against first year premiums up to the Target Premium on a no commission basis; and

          (4) All subsequent premiums will receive commissions calculated as described in Sections 1, 4, 5, and 6 of this Schedule B.

     (b)  AGL TRADITIONAL PRODUCTS TO AGL VARIABLE UNIVERSAL LIFE PRODUCTS

          No exchanges are allowed between Traditional products and Variable Universal Life products unless specifically stated in the traditional product policy form.
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     (c) AGL TERM INSURANCE PRODUCTS TO AGL VARIABLE UNIVERSAL LIFE PRODUCTS

          AGL Term Insurance products may be exchanged for AGL Variable Universal Life products under the following guidelines:

          (1) If the current AGL Term Insurance policy contains a conversion option, the policy may be exchanged for a Platinum Investor Survivor policy without evidence of insurability;

          (2) If the current Term Insurance policy is exchanged for a Platinum Investor Survivor policy, the policy owner will receive a conversion credit on the base policy only by multiplying the premium paid in year 1, up to the Target Premium, by .333. No commission is earned on the conversion;

All subsequent premiums will receive commissions calculated as described in Sections 1, 4, 5, and 6 of this Schedule B.